                                                                    Exhibit 99.1
                                                                    ------------


[LOGO] SEMTECH
================================================================================
NEWS RELEASE



            SEMTECH ANNOUNCES ADDITIONAL $50 MILLION STOCK BUYBACK;
                REAFFIRMS GUIDANCE FOR SEQUENTIAL SALES GROWTH



                                                    7:00 a.m. EDT
                                                    Thursday, September 20, 2001


NEWBURY PARK, CALIFORNIA, September 20, 2001 - SEMTECH CORPORATION (Nasdaq:
SMTC) today announced that its board of directors has authorized an additional $50 million to the current buyback program. The Company is now authorized to purchase $100 million of common stock and registered convertible subordinated notes from time to time through open market transactions. Since January 2001, the Company has bought back $24 million in stock and notes under this program.

     Semtech also indicated that it expects to achieve the high end of its previous guidance for 3 to 5 percent sequential sales growth in the third quarter ending October 28, 2001. At 5 percent sequential sales growth, the Company forecasts earnings to be approximately 9 cents per diluted share.

About Semtech

     Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications. Publicly traded since 1967, Semtech is listed on the Nasdaq National Market under the symbol SMTC.

Safe Harbor Provision

     Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for personal computers, cellular phones and automated test equipment, demand for semiconductor devices in general, competitors' actions, relations with large strategic customers and suppliers, manufacturing costs and yields, demand for the Company's products in particular, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.

Investor Relations Contact

   John Baumann, Treasurer, Telephone: 805-480-2010

                                      -5-